UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 1, 2005

HOMEBANC CORP.

(Exact Name of Registrant as Specified in Charter)

Georgia	001-32245	20-0863067
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2002 Summit Boulevard, Suite 100, Atlanta, Georgia	30319
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 303-4000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Effective August 1, 2005, HomeBanc Corp. (“HomeBanc”) and HomeBanc Mortgage Corporation (“HBMC”) entered into the 8/05 Amended and Restated Senior Secured Credit Agreement dated as of August 1, 2005 (the “Credit Agreement”) by and among HomeBanc, HBMC, JPMorgan Chase Bank, N.A. (“JPMorgan”), as agent and a lender, and the other lenders named as parties thereto. The Credit Agreement amends and restates the 6/04 Amended and Restated Senior Secured Credit Agreement dated as of June 7, 2004, as amended, by and among HomeBanc, HBMC, JPMorgan and the other lenders thereto. HBMC is a wholly owned subsidiary of HomeBanc.

The Credit Agreement provides for an aggregate of $500 million of committed funds provided by a syndicate of lenders led by JPMorgan. HomeBanc has the option, subject to receipt of commitments from existing lenders or new lenders who become parties to the Credit Agreement, to increase the aggregate commitment level to $750 million. The lender commitments and all borrowings under the Credit Agreement mature on July 31, 2006.

Borrowings under the Credit Agreement will be used primarily as a warehouse facility to provide funds for new mortgage loans originated by HBMC, and HBMC will, in turn, pledge the mortgage loans to the lenders under the Credit Agreement as collateral. Advances under the Credit Agreement are subject to sub-limits (including sub-limits on loan types and the availability of financing for loans repurchased as a result of breaches of their representations and warranties, among other items), advance rates and terms that vary depending on the type of mortgage loans securing the advances. Advances under the facility are secured by mortgage loans and mortgage servicing rights owned by HomeBanc or HBMC, each of whom can borrow under the Credit Agreement.

HomeBanc and HBMC have the option of selecting a fixed or floating rate of interest to be paid on advances under the Credit Agreement. If a fixed rate is selected, the interest rate can be locked in for up to three months. Both the fixed and floating interest rates are based on the interest rates available to lenders in the interbank market in London (LIBOR) plus a spread ranging from 1.000% to 1.750% per annum depending on the type of collateral or mortgage loan that supports the particular advance.

The Credit Agreement contains certain financial covenants which require HomeBanc to:

•	maintain a maximum ratio of total liabilities to adjusted tangible net worth of

•	20 to 1 from August 1, 2005 until November 30, 2005;

•	25 to 1 on and after November 30, 2005; and

•	20 to 1 on and after the earlier of (x) any public offering of common equity by HomeBanc in 2006 or (y) May 31, 2006;

•	maintain a maximum ratio of total recourse liabilities to adjusted tangible net worth of 3.50 to 1;

•	maintain minimum adjusted tangible net worth of at least $225 million plus an amount equal to 85% of the net proceeds of any equity offerings completed;

•	maintain minimum adjusted tangible net worth of at least $10 million at HBMC; and

•	maintain liquidity of at least $35 million.

The Credit Agreement also contains covenants limiting the ability of HomeBanc and its subsidiaries to:

•	liquidate, dissolve, consolidate or merge with any other entity;

•	transfer or sell all or substantially all of its non-loan assets;

•	grant liens on the collateral securing borrowings under the Credit Agreement;

•	incur additional future indebtedness under new facilities other than

•	indebtedness under other warehousing, repurchasing or mortgage-related financing agreement used to finance loans originated by HBMC;

•	accounts payable incurred in the ordinary course of business; and

•	up to $20 million of indebtedness incurred in the ordinary course of business,

without obtaining the prior consent of the lenders, which consent may not be unreasonably withheld; and

•	pay any dividend when any default or event of default exists except, if such default is not a payment default, to the extent necessary to avoid the loss of HomeBanc’s federal tax status as a real estate investment.

A copy of the Credit Amendment is attached hereto as Exhibit 10.1 and incorporated herein by this reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Effective August 1, 2005, HomeBanc and HBMC entered into the Credit Agreement described in Item 1.01 of this Current Report. Item 1.01 of this Current Report is incorporated herein by this reference.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
10.1	8/05 Amended and Restated Senior Secured Credit Agreement dated as of August 1, 2005 by and among HomeBanc Corp., HomeBanc Mortgage Corporation, JPMorgan Chase Bank, N.A., as agent and as a lender, and the other lenders named as parties thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOMEBANC CORP.

/s/ Alana L. Griffin
Alana L. Griffin
Senior Vice President, Assistant
General Counsel & Assistant Secretary

Date: August 5, 2005

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	8/05 Amended and Restated Senior Secured Credit Agreement dated as of August 1, 2005 by and among HomeBanc Corp., HomeBanc Mortgage Corporation, JPMorgan Chase Bank, N.A., as agent and as a lender, and the other lenders named as parties thereto.